UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Crystal River Capital, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Crystal River Capital, Inc.
Three World Financial Center
200 Vesey Street, 10th Floor
New York, New York 10281-1010

IMPORTANT REMINDER TO VOTE YOUR PROXY

July 14, 2010

Dear Crystal River Stockholder:

Our records indicate your vote has not yet been received for the special meeting of stockholders of Crystal River Capital, Inc. (“Crystal River”), to be held at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York on Friday, July 30, 2010, at 1:00 p.m. local time.  Please take a moment right now to ensure that your shares are represented at this important meeting.

At the special meeting, you will be asked to consider and vote on (i) a proposal (the “merger proposal”), to approve the merger of a wholly-owned subsidiary (“Sub”) of Brookfield Asset Management Inc. (“Brookfield”) with and into Crystal River, with Crystal River surviving as an indirect wholly-owned subsidiary of Brookfield, pursuant to the terms and subject to the conditions contained in the merger agreement, dated as of February 23, 2010, as the same may be amended, by and among Brookfield, Sub and Crystal River and (ii) a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes to approve the merger proposal at the time of the special meeting, which we refer to as the adjournment proposal.

In the proposed merger, each share of Crystal River’s common stock will be converted into the right to receive $0.60 in cash, without interest and less any applicable withholding taxes.

RiskMetrics Group (formerly Institutional Shareholder Services), the largest proxy voting advisory service, recommends that Crystal River stockholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.  In its report, RiskMetrics states, “Based on a review of the terms of the transaction . . . in particular the strategic rationale and the lack of viable strategic alternative to mitigate the company’s going concern risk, shareholder support for the merger agreement is warranted.”

Because the merger proposal requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote, your failure to vote has the same effect as voting against the merger proposal.

If the merger is not consummated, we would most likely file for bankruptcy or an involuntary petition for bankruptcy may be filed against us in light of our financial condition.

In order to ensure that you have an opportunity to vote, no matter how few or how many shares you may own, we are enclosing an additional proxy card that will allow you to exercise your rights as a stockholder.

A special committee of Crystal River’s board of directors, formed to oversee the strategic review process, reviewed and considered the terms and conditions of the merger agreement and unanimously resolved that the merger pursuant to the terms and conditions of the merger agreement is advisable, in the best interests of, and procedurally and substantively fair to, Crystal River and its stockholders that are unaffiliated with Crystal River or Brookfield.  Acting on the recommendation of the special committee, the Crystal River board of directors recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Please vote today by telephone or by Internet pursuant to the instructions enclosed.  Remember — every share and every vote counts!  Alternatively, you may sign, date and mail your proxy card in the envelope provided.  If you have any questions, please call MacKenzie Partners, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500.

Thank you in advance for voting promptly.

Sincerely,

Rodman L. Drake
Chairman of the Board, President and
Chief Executive Officer

Important Information

In connection with the proposed merger, Crystal River has filed a definitive proxy statement on Schedule 14A with the SEC on June 28, 2010.  The definitive proxy statement has been mailed to the stockholders of Crystal River of record as of June 23, 2010.  Crystal River will also file with the SEC from time to time other documents relating to the proposed merger.  Before making a voting decision, security holders are urged to read carefully the definitive proxy statement and other documents filed by Crystal River with the SEC relating to the proposed merger when they are filed, because they will contain important information about the proposed merger.

Copies of the documents filed with the SEC by Crystal River may be obtained free of charge from the SEC website maintained at www.sec.gov.  In addition, Crystal River’s SEC filings may be obtained free of charge from Crystal River’s website (http://ir.crystalriverreit.com/sec.cfm), by calling Crystal River’s Investor Relations department at (212) 549-8346 or by contacting our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500.

Crystal River and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from Crystal River’s stockholders in respect of the proposed merger.  Information about the directors and executive officers of Crystal River and their respective interests in Crystal River by security holdings or otherwise is set forth in Crystal River’s definitive proxy statement relating the merger.